Exhibit 99.1

BWXT Names Robb A. LeMasters

as Next Chief Financial Officer

Current CFO David Black to Retire After 30 Years at BWXT and Serve as Special Advisor to CEO

(LYNCHBURG, Va. – November 5, 2021) – BWX Technologies, Inc. (NYSE: BWXT) announced today that as part of BWXT’s executive succession planning process, Robb A. LeMasters has been named senior vice president and chief financial officer effective November 15, 2021. LeMasters will succeed David S. Black, who will retire after 30 years of service to BWXT.

Black began at BWXT as general accounting manager for the Nuclear Environmental Services Division. He assumed positions of greater responsibility with the company, culminating with his appointment as senior vice president and chief financial officer in 2015. Black will remain with the company through April 1, 2022, working as a special advisor to Rex Geveden, president and chief executive officer.

“Congratulations to David on his extraordinary career with BWXT. He has been a tremendous asset to this company. In that vein, I am very grateful that David has agreed to stay aboard until April next year to assist with our CFO transition process,” said Geveden. “David has made an indelible impression on our company and its culture. He led us into the modern era of BWXT, and his commitment to our success is evident in BWXT’s impressive growth since 2015.”

“Looking ahead, we are extremely fortunate to have someone internal to BWXT who is fully prepared to assume the role of CFO,” Geveden continued. “Robb’s extensive background and capabilities have been integral to our revitalized strategy for future growth and our renewed focus on investor relations.”

LeMasters, who is currently senior vice president and chief strategy officer for BWXT, served as a member of BWXT’s board of directors and its audit and finance committee from 2015 to 2020, as well as the compensation committee from 2017 to 2020. Prior to joining BWXT, he was a managing director at Blue Harbour Group and a founding partner of Theleme Partners.

Previously, he was a partner at The Children’s Investment Fund and a vice president in the Relative Value/Event-Driven Group at Highbridge Capital Management. He began his career as an analyst at Morgan Stanley & Co. in the mergers and acquisitions group and subsequently joined Forstmann Little & Co. as a private equity analyst. He earned a bachelor’s degree from the Wharton School at the University of Pennsylvania and a Master of Business Administration from the Harvard Business School.

About BWXT

At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Virginia, BWXT is a Fortune 1000 and Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,700 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities.  Follow us on Twitter at @BWXT and learn more at www.bwxt.com.

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Investor Contact

Mark Kratz

Vice President, Investor Relations

980.365.4300

investors@bwxt.com

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Director, Media & Public Relations

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